EXHIBIT 5.1

Akerman LLP
One Southeast Third Avenue, 25th Floor
Miami, FL 33131

December 10,  2013

PHARMA-BIO SERV, INC.
Pharma-Bio Serv Building,
#6 Road 696
Dorado, Puerto Rico  00646

Ladies and Gentlemen:

We have acted as counsel to Pharma-Bio Serv, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”).  Such Registration Statement relates to the registration by the Company of 2,500,000 shares of Common Stock, par value $0.001 per share (the “Common Stock), that may be issued under the Pharma-Bio Serv, Inc. 2005 Long-Term Incentive Plan, as amended (the “Plan”).

In connection with the Registration Statement, we have examined, considered and relied upon copies of such documents and instruments that we have deemed necessary for the expression of the opinions contained herein.  In our examination of these documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.  Based upon the foregoing examination, we are of the opinion that the shares of Common Stock have been duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ AKERMAN LLP